Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-4 of Reynolds Group Holdings Limited of our report dated November 14, 2012 relating to the financial statements of Reynolds Group Holdings Limited, our report dated November 14, 2012 relating to the financial statements of Beverage Packaging Holdings (Luxembourg) I S.A., and our report dated November 14, 2012 relating to the combined financial statements of Beverage Packaging Holdings Group, each of which appear in such Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

December 5, 2012